SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   SCHEDULE TO
                                   -----------


            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934


                             VINA TECHNOLOGIES, INC.
     (Name of Subject Company (Issuer) and Name of Filing Person (Offeror))


          Options to Purchase Common Stock, Par Value $.0001 Per Share,
                    Having an Exercise Price of $1.00 or More
                         (Title of Class of Securities)


                                   92719D 10 0
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)


                                 W. Michael West
                Chairman of the Board and Chief Executive Officer
                             VINA Technologies, Inc.
                               39745 Eureka Drive
                                Newark, CA 94560
                                 (510) 492-0800
                     (Name, address, and telephone number of
                          person authorized to receive
                          notices and communications on
                            behalf of filing person)
                           ---------------------------
                                   Copies to:

                                 Stanton D. Wong
                             Pillsbury Winthrop LLP
                                  P.O. Box 7880
                         San Francisco, California 94120
                                 (415) 983-1000
                              (415) 983-1200 (Fax)
                           ---------------------------

                            CALCULATION OF FILING FEE


=======================================  ======================================
       Transaction valuation*                      Amount of Filing Fee
=======================================  ======================================
            $8,668,698                                    $1,734
=======================================  ======================================


* Calculated solely for purposes of determining the filing fee. This amount assumes that 5,227,943 options to purchase shares of common stock of VINA Technologies, Inc. having a weighted average exercise price of $2.65 as of May 3, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the value of the transaction.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          Amount Previously Paid: Not applicable.
          Form or Registration No.: Not applicable.
          Filing Party: Not applicable.
          Date Filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

          [ ] third party tender offer subject to Rule 14d-1.

          |X|  issuer tender offer subject to Rule 13e-4.

          [ ] going-private transaction subject to Rule 13e-3.

          [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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



ITEM 1. Summary Term Sheet.

     The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated May 8, 2002 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. Subject Company Information.

     (a) The name of the issuer is VINA Technologies, Inc., a Delaware corporation ("VINA" or the "Company"), and the address of its principal executive offices is 39745 Eureka Drive, Newark, California 94560. The Company's phone number is (510) 492-0800. The information set forth in Section 9 of the Offer to Exchange is incorporated herein by reference.

     (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding, other than options granted to certain employees based on the satisfaction of performance criteria, under the VINA Technologies, Inc. Amended and Restated 1998 Stock Plan (the "1998 Plan"), the VINA Technologies, Inc. 2000 Stock Incentive Plan (the "2000 Plan"), the Woodwind Communications Systems, Inc. 1999 Stock Option Plan (the "Woodwind 1999 Plan"), and the Woodwind Communications Systems, Inc. 2000 Stock Option Plan (the "Woodwind 2000 Plan"), to purchase shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), having an exercise price per share greater than or equal to $1.00, granted to employees of VINA, for new options (the "New Options") to purchase shares of Common Stock to be granted under the 2000 Plan, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Form (the "Election Form" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer"), attached hereto as Exhibits (a)(1) and (a)(2), respectively. The number of shares of Common Stock subject to the New Options will be equal to the number of shares of Common Stock subject to the options that are accepted for exchange and canceled. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

     (c) The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock Underlying the Options") is incorporated herein by reference.

ITEM 3. Identity and Background of Filing Person.

     (a) The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4. Terms of the Transaction.

     (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"),
Section 3 ("Procedures for Electing to Exchange Options"), Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"), Section 12 ("Legal Matters; Regulatory Approvals"), Section 13 ("Material Federal Income Tax Consequences") and Section 14 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 5. Past Contacts, Transactions, Negotiations and Arrangements.

     (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. The VINA Technologies, Inc. Amended and Restated 1998 Stock Plan and form of agreements thereunder, attached

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

hereto as Exhibit (d)(1), VINA Technologies, Inc. 2000 Stock Incentive Plan, attached hereto as Exhibit (d)(2), the Form of Option Agreement pursuant to VINA Technologies, Inc. 2000 Stock Incentive Plan, attached hereto as Exhibit (d)(3), the Woodwind Communications Systems, Inc. 1999 Stock Option Plan, attached hereto as Exhibit (d)(4) and the Woodwind Communications Systems, Inc. 2000 Stock Option Plan, attached hereto as Exhibit (d)(5), contain information regarding the subject securities.

ITEM 6. Purposes of the Transaction and Plans or Proposals.

     (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

     (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

ITEM 7. Source and Amount of Funds or Other Consideration.

     (a) The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

     (c) Not applicable.

ITEM 8. Interest in Securities of the Subject Company.

     (a) Not applicable.

     (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 9. Person/Assets, Retained, Employed, Compensated or Used.

     (a) Not applicable.

ITEM 10. Financial Statements.

     (a) The information set forth in the Offer to Exchange under Section 9 ("Information Concerning VINA"), Section 16 ("Additional Information"), and on pages 35 through 52 of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2001 and filed with the Securities and Exchange Commission on April 1, 2002.

     (b) Not applicable.

ITEM 11. Additional Information.

     (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

     (b) Not applicable.

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

ITEM 12. Exhibits.

          (a)  (1) Offer to Exchange, dated May 8, 2002.

               (2)  Form of Election Form.

               (3)  Form of Change in Election Form from Accept to Reject.

               (4)  Form of Change in Election Form from Reject to Accept.

               (5) VINA Technologies, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, and incorporated herein by reference.

               (6) VINA Technologies, Inc. amendment to its Annual Report on Form 10-K/A for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 25, 2002, and incorporated herein by reference.

          (b)  Not applicable.

          (d) (1) VINA Technologies, Inc. Amended and Restated 1998 Stock Plan and form of agreements thereunder (incorporated by reference to Exhibit
     10.1.2 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-36398) filed with the Securities and Exchange Commission on June 22, 2000).

               (2) VINA Technologies, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1.5 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333- 36398) filed with the Securities and Exchange Commission on July 17, 2000).

               (3) Form of Option Agreement pursuant to the VINA Technologies, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit
          10.1.5 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-36398) filed with the Securities and Exchange Commission on August 4, 2000).

               (4) Woodwind Communications Systems, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333- 56260) filed with the Securities and Exchange Commission on February 27, 2001).

               (5) Woodwind Communications Systems, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333- 56260) filed with the Securities and Exchange Commission on February 27, 2001).

               (6) Securities Purchase Agreement dated as of October 17, 2001, by and among VINA Technologies, Inc. and the Investors named therein (incorporated by reference to Exhibit 99.2 of the Company's Current Report as Form 8-K filed with the Securities and Exchange Commission on October 24, 2001).

               (7) Form of Common Stock Purchase Warrant issued to investors in connection with the Securities Purchase Agreement (incorporated by reference to Exhibit 99.5 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24,
          2001).

               (8) Stockholders' Agreement dated October 17, 2001, by and among VINA Technologies and the stockholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001).

          (g)  Not applicable.

          (h)  Not applicable.

ITEM 13. Information Required by Schedule 13E-3.

          (a)  Not applicable.





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




                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.



                                        VINA Technologies, Inc.



                                        /s/ W. Michael West

                                        W. Michael West
                                        Chairman of the Board
                                        and Chief Executive Officer

                                        Date: May 8, 2002

                                INDEX TO EXHIBITS



Exhibit
Number             Description

(a)  (1) Offer to Exchange, dated May 8, 2002.

(a)  (2) Form of Election Form.

(a)  (3) Form of Change in Election Form from Accept to Reject.

(a)  (4) Form of Change in Election Form from Reject to Accept.

(a) (5) VINA Technologies, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002 and incorporated herein by reference.

(a) (6) VINA Technologies, Inc. Amendment to its Annual Report on Form 10-K/A for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 25, 2002, and incorporated herein by reference.

(d) (1) VINA Technologies, Inc. Amended and Restated 1998 Stock Plan and form of agreements thereunder (incorporated by reference to Exhibit 10.1.2 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333- 36398) filed with the Securities and Exchange Commission on June 22, 2000).

(d) (2) VINA Technologies, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1.4 to Amendment No. 2 to the Company's
     Registration Statement on Form S-1 (File No. 333- 36398) filed with the Securities and Exchange Commission on July 17, 2000).

(d) (3) Form of Option Agreement pursuant to the VINA Technologies, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1.5 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-36398) filed with the Securities and Exchange Commission on August 4, 2000).

(d) (5) Woodwind Communications Systems, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333- 56260) filed with the Securities and Exchange Commission on February 27, 2001).

(d) (6) Woodwind Communications Systems, Inc. 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333- 56256) filed with the Securities and Exchange Commission on February 27, 2001).

(d) (7) Securities Purchase Agreement dated as of October 17, 2001, by and among VINA Technologies, Inc. and the Investors named therein (incorporated by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001).

(d) (8) Form of Common Stock Purchase Warrant issued to investors in connection with the Securities Purchase Agreement (incorporated by reference to Exhibit 99.5 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2001).

(d) (9) Stockholders' Agreement dated October 17, 2001 by and among the Company and the stockholders listed on the signature pages thereto, (incorporated by reference to Exhibit 4.2 to the Company's Current Form 8-K filed with the Securities and Exchange Commission on October 24, 2001).